UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 15, 2017

Sophiris Bio Inc.

(Exact name of registrant as specified in its charter)

British Columbia	001-36054	98-1008712
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1258 Prospect Street, La Jolla, California		92037
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 858-777-1760

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 15, 2017, our Board of Directors approved changes to the compensation of our non-employee directors as outlined below which will be effective April 1, 2017:

Cash Payments:

Annual retainer: $40,000

Additional Chairman of the Board annual retainer: $40,000

Additional Audit Committee Chair/member annual retainers: $20,000 and $10,000, respectively

Additional Compensation Committee Chair/member annual retainers: $12,000 and $6,000, respectively

Additional Corporate Governance and Nominating Committee Chair/member annual retainers: $8,000 and $4,000, respectively

All cash payments above will be paid in four equal quarterly payments. Any quarterly payment made to a non-employee director who has served less than 3 months at the time of each payment will be reduced pro rata for the time that the individual did not serve in their respective capacity.

Equity Compensation:

Initial equity award upon the first appointment or election to the Board of Directors: option to purchase 40,000 shares of the Company’s common stock, which shares shall vest at the rate of 1/36th per month, subject to the individual’s continued service.

Annual equity award for continuing directors elected at the annual meeting of shareholders: option to purchase 20,000 shares of the Company’s common stock, to be granted on the date of each annual meeting of our shareholders, which shares shall vest at the rate of 1/12th per month, subject to the individual’s continued service. The size of an annual grant made to a non-employee director who has served less than 12 months at the time of the annual meeting will be reduced pro-rata for the time that the individual did not serve as a non-employee director.

All new equity awards to directors will have a ten year term and will permit exercise for three years following the termination of service of the director subject to earlier termination under the terms of the applicable plan.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sophiris Bio Inc.

March 17, 2017	By:	/s/ Peter Slover

Name: Peter Slover
Title: Chief Financial Officer